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                                                                      EXHIBIT 12
                U.S. HOME CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1996
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997
                             (Dollars in thousands)

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
                                                                                                                   3 MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                          1992       1993        1994       1995       1996       1996       1997
                                                        --------   --------    --------   --------   --------   --------   --------
COMPUTATION OF HISTORICAL RATIOS:

EARNINGS--
 NET INCOME (LOSS) FROM CONTINUING OPERATIONS           $ 29,349   $ 78,606    $ 32,829   $ 36,920   $ 44,188   $  9,319   $ 10,143
 ADD:
  PROVISION (BENEFIT) FOR INCOME TAXES OF U.S.
    HOME CORPORATION                                          --    (33,966)     19,697     22,152     11,713      5,357      5,957
  FIXED CHARGES OF U.S. HOME CORPORATION:
   INTEREST EXPENSE, NET                                   2,483      1,453         537        692      1,507        461        309
   PREVIOUSLY CAPITALIZED INTEREST CHARGED
        TO COST OF SALES                                  23,338     22,342      28,871     27,555     30,786      6,629      7,881
   PORTION OF RENT EXPENSE REPRESENTATIVE OF THE
        INTEREST FACTOR                                    1,381      1,562       1,820      1,833      1,941        451        557
FIXED CHARGES OF JOINT VENTURES (PRINCIPALLY
        INTEREST)                                            355         97         183        238      1,129         30         46
                                                        --------   --------    --------   --------   --------   --------   --------
EARNINGS AS ADJUSTED                                    $ 56,906   $ 70,094    $ 83,937   $ 89,390   $ 91,264   $ 22,247   $ 24,893
                                                        ========   ========    ========   ========   ========   ========   ========

  FIXED CHARGES, AS ADJUSTED, OF U.S. HOME CORPORATION:
  TOTAL INTEREST PAID OR ACCRUED                        $ 15,693   $ 23,373    $ 31,357   $ 32,687   $ 34,991   $  8,400   $  8,884
  PORTION OF RENT EXPENSE AS ABOVE                         1,381      1,562       1,820      1,833      1,941        451        557
  FIXED CHARGES OF JOINT VENTURES                            376        239         227        269        472         90        123
                                                        --------   --------    --------   --------   --------   --------   --------
                                                        $ 17,450   $ 25,174    $ 33,404   $ 34,789   $ 37,404   $  8,941   $  8,564
                                                        ========   ========    ========   ========   ========   ========   ========


RATIO OF EARNINGS TO FIXED CHARGES                          3.26       2.78        2.51       2.57       2.44       2.49       2.60
                                                        ========   ========    ========   ========   ========   ========   ========
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